Date	April 1, 2016

Uranium Energy Corp.
1030 West Georgia Street, Suite 1830
Vancouver, British Columbia V6E 2Y3

Attention:     Board of Directors

Dear Sirs:

Re:     Uranium Energy Corp. - Registration Statement on Form S-3

We have acted as counsel to Uranium Energy Corp. (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") dated March 31, 2016, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  959,613 shares of common stock (the "Extension Fee Shares") issued by the Company pursuant to a second amended and restated credit agreement dated February 9, 2016 (the "Second Amended and Restated Credit Agreement");

  487,574 shares of common stock (the "Shares-for-Debt Shares", and collectively with the Extension Fee Shares referred to as the "Shares") issued by the Company pursuant to shares-for-debt subscription agreements dated February 5, 2016 (the "Shares-for-Debt Subscription Agreements"); and

  520,000 shares of common stock (the "Warrant Shares") issuable upon the exercise of common stock purchase warrants (the "Warrants") which were issued by the Company pursuant to a credit agreement dated July 30, 2013 (the "Credit Agreement") as amended by the Second Amended and Restated Credit Agreement.

In rendering this opinion set for below, we have reviewed:

  the Registration Statement dated March 31, 2016;

  the Company's Articles of Incorporation;

  the Company's Bylaws;

  certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above;

  the Credit Agreement entered into between certain Selling Shareholders and the Company;

  the Second Amended and Restated Credit Agreement entered into between certain Selling Shareholders and the Company;

  the Shares-for-Debt Subscription Agreements entered into between certain Selling Shareholders and the Company;

  the form of the certificate representing the Warrants;

  an Officer's Certificate executed by Pat Obara, in his capacity as the Company's Chief Financial Officer, dated March 31, 2016; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Stockholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws; we have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

  we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Interests of Named Experts and Counsel".

Yours truly,

/s/ McMillan LLP

McMillan LLP

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